As filed with the Securities and Exchange Commission on July 3, 2007
Registration No. 333-134610

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2605794

(State of Incorporation)	(I.R.S. Employer Identification Number)
350 Campus Drive
Marlborough, MA 01752
(Address of Principal Executive Offices)

Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006
(Full title of the plan)

Neal D. Goldman, Esq.
Executive Vice President, Chief Administrative and Legal Officer and Secretary
350 Campus Drive
Marlborough, MA 01752
(Name and address of agent for service)

(508) 323-1000
(Telephone number, including area code, of agent for service)

On May 31, 2006, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-134610) (the “Form S-8”) registering 8,500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”) to be issued to the Registrant’s President and Chief Executive Officer, R. Scott Murray, under the Stand Alone Stock Option Agreement with Mr. Murray dated January 25, 2006 (the “Plan”).
The Registrant is hereby deregistering the Shares because Mr. Murray’s employment with the Registrant terminated as of August 18, 2006. As a result of Mr. Murray’s separation from employment with the Registrant, the Plan terminated as of Mr. Murray’s termination date. As of the date of the Plan termination, no Shares had been issued to Mr. Murray under the Plan and all Shares were unsold. This Post-Effective Amendment No. 1 to the Form S-8 is being filed in order to deregister all Shares that were registered under the Form S-8. No rights to acquire Shares pursuant to the Plan are outstanding as of the date hereof.

SIGNATURES
EXHIBIT INDEX

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-134610) to be signed on its behalf by the undersigned, thereunto duly authorized pursuant to the Power of Attorney attached as Exhibit 24.1 hereto, in the City of Marlborough, Commonwealth of Massachusetts, on July 3, 2007.

3COM CORPORATION
By:	/S/ NEAL D. GOLDMAN
Neal D. Goldman, Esq.
Executive Vice President, Chief Administrative and Legal Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
24.1	Power of Attorney of certain officers and directors of the Registrant*

*	Previously filed as Exhibit 24.1 to the Registration Statement on Form S-8 (Registration No. 333-134610) filed by the Registrant with the Securities and Exchange Commission on May 31, 2006.